Exhibit 99.3

Contacts:	Commerce Energy Group, Inc.
Linda Ames
Corporate Communications
714-259-2539
lames@CommerceEnergy.com

PondelWilkinson Inc.
Robert Jaffe/Angie Chen
310-279-5980
rjaffe@pondel.com / achen@pondel.com
Commerce Energy Names Interim Chief Financial Officer
COSTA MESA, CA – July 27, 2007 – Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity and natural gas marketing company, today named J. Robert Hipps as interim chief financial officer, effective July 30, 2007, succeeding Lawrence Clayton, Jr., who is no longer with the company. The company said Clayton’s departure was not related to any financial or accounting matter.
Hipps, 67, currently is a partner and member of the board of managers of Tatum, LLC, an executive services and consulting firm. While at Tatum, he served as chief financial officer of Southstar Energy, the parent company of Georgia Natural Gas, a natural gas marketer, and interim chief financial officer for the Municipal Electric Authority of Georgia. Earlier, Hipps was senior vice president of finance and chief financial officer of National Services Industries (NSI), a diversified NYSE company. He previously served as vice president and controller, and vice president and treasurer of General Signal Corporation, a Fortune 300 company and producer of electronic and electrical control systems. Prior to that, Hipps was vice president and treasurer of Neptune International Corporation, a NYSE company involved in fluid measurement and water pollution control equipment.
Hipps began his career at Price Waterhouse & Co.’s New York office. Hipps earned a bachelor’s of arts degree from Yale University and a master’s of business administration from Stanford University. He received his CPA certification in New York State.

About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (Commerce) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly-owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce is publicly traded on the American Stock Exchange (AMEX) under the symbol: EGR. Commerce Energy, Inc. is licensed by the Federal Energy Regulatory Commission and by state regulatory agencies as an unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers.
Headquartered in Orange County, California, the company also has an office in Dallas, Texas, as well as several area offices located around the U.S. For nearly a decade, customers have relied on Commerce to deliver competitive pricing, innovative product offerings and personalized customer service, in addition to quality gas and electric services. For more information, visit www.CommerceEnergy.com.